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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Gossett,                Robert                  F., Jr.
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   (Last)               (First)                 (Middle)

                              406 East 85th Street
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                                    (Street)

New York,               New York                10028
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Corporate Realty Income Fund I, L.P.
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   4/30/03
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

   Individual General Partner and President of Corporate GP

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7. Individual or Joint/Group Filing (Check applicable line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A. Deemed   3.           Disposed of (D)                 Beneficially   Form:
                           2. Trans-   Execution    Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    7.
                           action      Date, if     Code         ----------------------------    ing Reported   (D) or    Nature of
1.                         Date        any          (Instr. 8)                   (A)             Transaction(s) Indirect  Indirect
Title of Security          (Month/Day  (Month/Day/  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 Year)       Year)        Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Depositary Units
of LP Int.                  4/30/03                  P               1000        A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               950         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               500         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               200         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               200         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               200         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               125         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               200         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               250         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               375         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               250         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               200         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               100         A      $12.00                  I         *
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Depositary Units
of LP Int.                  4/30/03                  P               150         A      $12.00   142,268.5      I         *
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                         9.
                                                                                                         Number
                                                                                                         of        10.
                                                                                                         Deriv-    Owner-
            2.                                                                                           ative     ship
            Conver-                           5.                              7.                         Secur-    Form of   11.
            sion                              Number of                       Title and Amount           ities     Deriv-    Nature
            or               3A.              Derivative    6.                of Underlying     8.       Bene-     ative     of
            Exer-            Deemed  4.       Securities    Date              Securities        Price    ficially  Secu-     In-
            cise    3.       Exe-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     rity:     direct
            Price   Trans-   cution  action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct    Bene-
1.          of      action   Date,   Code     of (D)        (Month/Day/Year)            Amount  ative    Reported  (D) or    ficial
Title of    Deriv-  Date     if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    Indirect  Owner-
Derivative  ative   (Month/  (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      action(s) (I)       ship
Security    Secur-  Day/     Day/    -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)  ity     Year)    Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
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Explanation of Responses: Indirect ownership represents reporting person's 25%
                          proportionate interest in Vance, Teel & Company, Ltd. The reporting person disclaims beneficial ownership of the remaining 75% proportionate interests owned by the reporting person's spouse and adult children.

                          /s/ Robert F. Gossett, Jr.              5/1/03
                          -----------------------------------     --------------
                          **Signature of Reporting Person         Date
                               Robert F. Gossett, Jr.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
          ** Intentional misstatements or omissions of facts constitute Federal
             Criminal Violations.
             See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.